Exhibit 99.1
[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS BANK REPORTS SECOND QUARTER 2023 NET INCOME OF $8.1 MILLION
-- Strong performance driven by robust loan growth, sustained deposit growth, and positive operating leverage --
MADISON, Wis., July 27, 2023 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq:FBIZ) reported quarterly net income available to common shareholders of $8.1 million, or $0.98 diluted earnings per share. This compares to net income available to common shareholders of $8.8 million, or $1.05 per share, in the first quarter of 2023 and $11.0 million, or $1.29 per share, in the second quarter of 2022.
“First Business Bank’s focus on fundamentals drove outstanding core performance for the quarter, continuing our success in achieving our strategic objectives,” Chief Executive Officer Corey Chambas said. “Net interest income grew more than 17% from the second quarter of 2022, and we continued to expand in-market deposits, up 11.0% annualized from year end. Strong client activity also drove loan growth, which exceeded 20% annualized for the quarter, and capped off an outstanding first half, well above the Company’s mid-year loan growth expectations. The revenue expansion accompanying this growth contributed to excellent pre-tax, pre-provision earnings, a key measure we use to track ongoing earnings power. Our ability to execute on strategic priorities in a volatile first half of 2023 for the banking industry underscores the strength of our business model and reinforces our capacity to deliver for our stakeholders.”
“Exceptional loan growth is a testament to our team’s solid strategic planning and outstanding execution,” Chambas added. “We’ve thoughtfully built robust asset-generating business lines in response to client needs and our desire for balance sheet diversification and growth. That, along with our strategic focus on Treasury Management, has allowed us to grow both loans and deposits in excess of 10% over the last two years. We expect this growth rate to moderate as we manage to our long-term target of 10%.”
“We are pleased with the continuation of First Business Bank’s positive asset quality in the first half of 2023,” Chambas continued. “The increase in non-performing assets during the second quarter was the result of one default that occurred in our Asset-Based Lending (“ABL”) portfolio. While defaults and liquidations are not atypical for ABL loans, these loans are fully collateralized and therefore, as usual, we do not expect any loss. Further, we do not believe it to be reflective of portfolio or industry stress. Excluding this credit, non-performing assets totaled less than $5 million.”
Quarterly Highlights
•Robust Loan Growth. Loans grew $135.2 million, or 21.3% annualized, from the first quarter of 2023, reflecting broad-based expansion across the Company’s products and geographies in the second quarter. Similar expansion across the Company’s portfolios drove loan growth totaling $384.5 million, or 16.8%, from the second quarter of 2022.
•Continued Deposit Growth. Total deposits grew to $2.529 billion, increasing 8.4% annualized from the linked quarter and 35.3% from the second quarter of 2022. In-market deposits grew to a record $2.074 billion, up $19.0 million, or 3.7% annualized, from the linked quarter and 11.7% from the second quarter of 2022. Importantly, gross treasury management service charges grew to $1.4 million in the quarter, expanding 15% compared to the second quarter of 2022.
•Net Interest Income Expansion. Net interest income grew 3.9% from the linked quarter and 17.3% from the prior year quarter. Consistent execution of the Company’s strategy to drive diversified portfolio growth supported this outcome. Net interest margin of 3.81% declined five basis points from the linked quarter and increased 10 basis points compared to second quarter of 2022.
•Strong Pre-tax, Pre-Provision (“PTPP”) Income. PTPP income grew to $13.5 million, up 1.0% from the prior quarter and 24.2% from the second quarter of 2022. This performance reflects solid growth across the Company’s balance sheet and diversified sources of non-interest income, which outpaced non-interest expense expansion in support of the Company’s growth initiatives. PTPP adjusted return on average assets measured 1.72%, compared to 1.79% for the linked quarter and up from 1.60% for the second quarter of 2022.
•Tangible Book Value Growth. The Company’s strong earnings generation produced a 9.7% annualized increase in tangible book value per share compared to the linked quarter and 12.3% compared to the prior year quarter.

Exhibit 99.1
Quarterly Financial Results

(Unaudited)	As of and for the Three Months Ended			As of and for the Year Ended
(Dollars in thousands, except per share amounts)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net interest income	$27,747	$26,705	$23,660	$54,453	$45,087
Adjusted non-interest income (1)	7,419	8,410	6,872	15,829	14,258
Operating revenue (1)	35,166	35,115	30,532	70,282	59,345
Operating expense (1)	21,692	21,779	19,685	43,471	38,573
Pre-tax, pre-provision adjusted earnings (1)	13,474	13,336	10,847	26,811	20,772
Less:
Provision for credit losses	2,231	1,561	(3,727)	3,793	(4,582)
Net (gain) loss on repossessed assets	(2)	6	8	4	20
SBA recourse provision (benefit)	341	(18)	114	323	38
Tax credit investment impairment recovery	—	—	(351)	—	(351)
Add:
Net loss on sale of securities	(45)	—	—	(45)	—
Income before income tax expense	10,859	11,787	14,803	22,646	25,647
Income tax expense	2,522	2,808	3,599	5,330	5,771
Net income	$8,337	$8,979	$11,204	$17,316	$19,876
Preferred stock dividends	219	219	246	438	246
Net income available to common shareholders	$8,118	$8,760	$10,958	$16,878	$19,630
Earnings per share, diluted	$0.98	$1.05	$1.29	$2.02	$2.31
Book value per share	$31.34	$30.65	$28.08	$31.34	$28.08
Tangible book value per share (1)	$29.89	$29.19	$26.63	$29.89	$26.63

Net interest margin (2)	3.81%	3.86%	3.71%	3.83%	3.55%
Adjusted net interest margin (1)(2)	3.63%	3.74%	3.44%	3.69%	3.33%
Fee income ratio (non-interest income / total revenue)	21.00%	23.95%	22.51%	22.47%	24.03%
Efficiency ratio (1)	61.68%	62.02%	64.47%	61.85%	65.00%
Return on average assets (2)	1.04%	1.17%	1.61%	1.10%	1.46%
Pre-tax, pre-provision adjusted return on average assets (1)(2)	1.72%	1.79%	1.60%	1.75%	1.54%
Return on average common equity (2)	12.58%	13.96%	18.79%	13.26%	16.74%

Period-end loans and leases receivable	$2,674,583	$2,539,363	$2,290,100	$2,674,583	$2,290,100
Average loans and leases receivable	$2,583,237	$2,481,200	$2,272,946	$2,532,500	$2,258,872
Period-end in-market deposits	$2,073,744	$2,054,752	$1,857,010	$2,073,744	$1,857,010
Average in-market deposits	$2,035,856	$2,000,602	$1,900,842	$2,018,327	$1,916,622
Allowance for credit losses, including unfunded commitment reserves	$29,697	$27,550	$24,104	$29,697	$24,104
Non-performing assets	$15,786	$3,501	$5,709	$15,786	$5,709
Allowance for credit losses as a percent of total gross loans and leases	1.11%	1.08%	1.05%	1.11%	1.05%
Non-performing assets as a percent of total assets	0.48%	0.11%	0.21%	0.48%	0.21%
(1)This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
(2)Calculation is annualized.

Exhibit 99.1
Second Quarter 2023 Compared to First Quarter 2023
Net interest income increased $1.0 million, or 3.9%, to $27.7 million.
•The increase in net interest income was driven by an increase in both average loans and leases receivable and fees in lieu of interest, partially offset by a decrease in net interest margin. Average loans and leases receivable increased $102.0 million, or 16.4% annualized, to $2.583 billion. Fees in lieu of interest, which vary from quarter to quarter based on client-driven activity, totaled $936,000, compared to $651,000 in the prior quarter. Excluding fees in lieu of interest, net interest income increased $757,000, or 11.6% annualized.
•The yield on average interest-earning assets increased 38 basis points to 6.47% from 6.09%. Excluding fees in lieu of interest, the yield earned on average interest-earning assets increased 36 basis points to 6.35% from 5.99%. The daily average effective federal funds rate increased 48 basis points compared to the linked quarter, which equates to an average adjusted interest-earning asset beta of 73.9% for the three months ended June 30, 2023, compared to 47.0% in the linked quarter. The cumulative adjusted interest earning asset beta since December 31, 2021 was 57.2%. The change in yield of the respective interest-earning asset or the rate paid on interest-bearing liability compared to the change in short-term market rates is commonly referred to as a beta.
•The rate paid for average interest-bearing, in-market deposits increased 47 basis points to 3.25% from 2.78% due to the acceleration of exception pricing and the shift of client balances from non-interest bearing deposits to certificates of deposit and interest bearing demand deposit accounts. Similarly, the rate paid for average total bank funding increased 48 basis points to 2.78% from 2.30%. Total bank funding is defined as total deposits plus Federal Home Loan Bank (“FHLB”) advances. The total bank funding beta was 98.9% for the three months ended June 30, 2023, compared to 73.3% in the linked quarter. The cumulative bank funding beta since December 31, 2021 was 49.9%.
•Net interest margin was 3.81%, down 5 basis points compared to 3.86% in the linked quarter. Adjusted net interest margin1 was 3.63%, down 11 basis points compared to 3.74% in the linked quarter. The decline in net interest margin was due to an increase in the rate paid on total bank funding, partially offset by an increase in the yield on average adjusted interest earning assets.
•The Bank anticipates deposit betas may continue to rise and net interest margin may continue to decline at a gradual pace in coming quarters as the Federal Open Market Committee approaches a terminal federal funds rate. Based on current trends, we believe our net interest margin should stabilize meaningfully above our strategic plan goal of 3.50%.
The Bank reported a provision expense of $2.2 million, compared to $1.6 million in the first quarter of 2023. The second quarter provision expense included $1.2 million due to exceptional loan growth and $1.1 million of additional specific reserves. The increase in specific reserves was related to the equipment finance and SBA loan portfolios.
Non-interest income decreased $1.0 million, or 12.3%, to $7.4 million.
•Private Wealth and Retirement assets (“Private Wealth”) fee income increased $239,000, or 9.0% to $2.9 million. Private Wealth assets under management and administration measured $2.907 billion at June 30, 2023, up $103.0 million from the prior quarter.
•Commercial loan swap fee income increased $420,000, or 75.4%, to $977,000. Swap fee income varies from period to period based on loan activity and the interest rate environment.
•Other fee income decreased $1.8 million to $1.4 million, compared to $3.2 million in the prior quarter. The decrease was primarily due to higher returns on the Company’s investments in mezzanine funds in the first quarter. Income from mezzanine funds was $389,000 in the second quarter, compared to $2.4 million in the linked quarter. Income from mezzanine funds varies from period to period based on changes in the value of underlying investments.
Non-interest expense increased $264,000, or 1.2%, to $22.0 million, while operating expense decreased $87,000, or 0.4%, to $21.7 million.
•Compensation expense was $15.1 million, reflecting a decrease of $779,000, or 4.9%, from the linked quarter primarily due to 401(k) employer match and payroll taxes paid in the prior quarter on the annual cash bonus payout. Average full-time equivalents (FTEs) for the first quarter of 2023 were 341, up from 340 in the linked quarter.
•Professional fees were $1.2 million, decreasing $103,000, or 7.7%, from the linked quarter primarily due to expenses related to an office relocation in the prior quarter.
•Data processing expense was $1.1 million, increasing $186,000, or 21.3%, from the linked quarter primarily due to the recurring, annual expense related to tax processing on behalf of the Bank’s Private Wealth clients.
1 Adjusted net interest margin is a non-GAAP measure representing net interest income excluding fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets.

Exhibit 99.1
•Marketing expenses were $779,000, increasing $151,000, or 24.0%, from the linked quarter primarily due to seasonal increases in client entertainment and sponsorships.
•FDIC insurance expense was $580,000, increasing $186,000, or 47.2%, from the linked quarter primarily due to an increase in the assessment rate and the assessable base.
•Other non-interest expense increased $577,000, or 113.1%, to $1.1 million from the linked quarter primarily due to a $359,000 increase in SBA recourse provision, a loss on disposal of fixed assets, and an increase in travel expenses related to normal business development activities.
Income tax expense decreased $286,000, or 10.2%, to $2.5 million. The effective tax rate was 23.2% for the three months ended June 30, 2023, compared to 23.8% for the linked quarter. Both quarters benefited from low-income housing tax credits. Based on expected earnings and future tax credit investments, the Company expects to report an effective tax rate between 21% and 22% for 2023.
Total period-end loans and leases receivable increased $135.2 million, or 21.3% annualized, to $2.675 billion. Management does not believe this level of loan growth is sustainable and expects growth to moderate in subsequent quarters. Additionally, management expects to evaluate loan sale strategies as a means of adding to and further diversifying fee income. The average rate earned on average loans and leases receivable was 6.86%, up 44 basis points from 6.42% in the prior quarter.
•Commercial Real Estate (“CRE”) loans increased by $62.6 million, or 16.4% annualized, to $1.592 billion. The increase was primarily due to an increase in non-owner occupied CRE loans.
•Commercial & Industrial (“C&I”) loans increased $73.6 million, or 30.4% annualized, to $1.037 billion. The increase was due to growth across the majority of the Bank’s C&I products and geographies.
Total period-end in-market deposits increased $19.0 million, or 3.7% annualized, to $2.074 billion, compared to $2.055 billion. The average rate paid was 2.56%, up 47 basis points from 2.09% in the prior quarter.
•Growth in interest-bearing transaction accounts, driven in part by client movement into extended insurance products, was partially offset by a decrease in non-interest bearing transaction accounts, money market accounts, and certificates of deposit.
Period-end wholesale funding, including FHLB advances, brokered deposits, and deposits gathered through internet deposit listing services, increased $61.2 million to $790.8 million.
•Wholesale deposits increased $33.0 million to $455.1 million, compared to $422.1 million as the Bank continued to replace FHLB advances with wholesale deposits consistent with the Company’s long-held philosophy to manage interest rate risk by utilizing the most efficient and cost-effective source of wholesale funds to match-fund fixed-rate loans. The average rate paid on wholesale deposits increased three basis points to 4.24% and the weighted average original maturity increased to 3.7 years from 1.8 years.
•FHLB advances decreased $28.2 million to $335.7 million. The average rate paid on FHLB advances increased 20 basis points to 2.67% and the weighted average original maturity increased to 5.2 years from 4.7 years.
Non-performing assets increased $12.3 million to $15.8 million, or 0.48% of total assets, up from 0.11% in the prior quarter. The increase was primarily due to the default of one $10.9 million fully collateralized ABL credit, for which the Company expects full repayment. Excluding this credit, non-performing assets totaled $4.9 million, or 0.15% of total assets.
The allowance for credit losses, including unfunded credit commitments reserve, increased $2.1 million, or 7.8%, primarily driven by loan growth and an increase in specific reserves. The allowance for credit losses, including unfunded credit commitment reserves, as a percent of total gross loans and leases was 1.11% compared to 1.08% in the prior quarter.

Exhibit 99.1
Second Quarter 2023 Compared to Second Quarter 2022
Net interest income increased $4.1 million, or 17.3%, to $27.7 million.
•The increase in net interest income primarily reflects an increase in average gross loans and leases and net interest margin expansion, partially offset by lower fees in lieu of interest. Fees in lieu of interest decreased from $1.9 million to $936,000, primarily due to a decrease in non-accrual interest recovery and loan fee amortization related to Paycheck Protection Program loans. Excluding fees in lieu of interest, net interest income increased $5.0 million, or 23.0%.
•The yield on average interest-earning assets measured 6.47% compared to 4.24%. Excluding fees in lieu of interest, the yield on average interest-earning assets measured 6.35%, compared to 3.95%. This increase in yield was primarily due to the increase in short-term market rates and the reinvestment of cash flows from the securities and fixed rate loan portfolios in a rising rate environment. The daily average effective federal funds rate increased 422 basis points compared to the prior year quarter, which equates to an average adjusted interest-earning asset beta of 56.9% for the three months ended June 30, 2023, compared to the prior year period.
•The rate paid for average interest-bearing in-market deposits increased 296 basis points to 3.25% from 0.29%. The rate paid for average total bank funding increased 232 basis points to 2.78% from 0.46%. The total bank funding beta was 55.0% for the three months ended June 30, 2023, compared to the prior year period.
•Net interest margin increased 10 basis points to 3.81% from 3.71%. Adjusted net interest margin increased 19 basis points to 3.63% from 3.44%.
The Company reported a provision expense of $2.2 million, compared to a provision benefit of $3.7 million in the second quarter of 2022, primarily due to loan growth and an increase in specific reserves. The prior year quarter benefited from net recoveries of $4.2 million.
Non-interest income of $7.4 million increased by $502,000, or 7.3%, from $6.9 million in the prior year period.
•Private Wealth fee income increased $41,000, or 1.4%, to $2.9 million. Private Wealth assets under management and administration measured $2.907 billion at June 30, 2023, up $353.4 million, or 13.8%.
•Gain on sale of SBA loans decreased $507,000, or 53.3%, to $444,000. The decrease was driven by lower premiums and a decrease in loan originations compared to prior year quarter. In addition, the Company elected to hold a higher number of SBA loans on its balance sheet in the current interest rate environment.
•Service charges on deposits decreased $275,000, or 26.4%, to $766,000, driven by an increase in the earnings credit rate commensurate with the rising rate environment.
•Loan fees of $905,000 increased by $208,000, or 29.8%, primarily due to an increase in C&I lending activity.
•Other fee income increased $574,000, or 66.7%, to $1.4 million, mainly due to higher returns on the Company’s investments in mezzanine funds and a gain on customer lease restructuring. Income from mezzanine funds was $389,000 in the second quarter, compared to $115,000 in the prior year quarter. Income on mezzanine funds varies from period to period based on changes in the value of underlying investments.
Non-interest expense increased $2.6 million, or 13.2%, to $22.0 million. Operating expense increased $2.0 million, or 10.2%, to $21.7 million.
•Compensation expense increased $1.1 million, or 7.9%, to $15.1 million. The increase in compensation expense was mainly due to an increase in average FTEs, annual merit increases and promotions, and an increase in incentive compensation due to outstanding production. Average FTEs increased 6% to 341 in the second quarter of 2023, compared to 321 in the second quarter of 2022, as a result of expanded hiring efforts that have successfully driven growth while maintaining positive operating leverage.
•FDIC insurance increased $284,000, or 95.9%, to $580,000, primarily due to an increase in the assessment rate and the assessable base.
•Marketing expense increased $109,000, or 16.3%, to $779,000, primarily due to an increase in business development efforts and advertising projects commensurate with our expanded sales force.
•Equipment expense increased $120,000, or 51.1%, to $355,000, primarily due to equipment needs for an increasing workforce and increased depreciation expense related to new office locations.
Total period-end loans and leases receivable increased $384.5 million, or 16.8%, to $2.675 billion.
•C&I loans increased $281.8 million, or 37.3% to $1.037 billion, due to growth across all categories and geographies.
•CRE loans increased $103.3 million, or 6.9%, to $1.592 billion, due to increases in most CRE categories and geographies.

Exhibit 99.1
Total period-end in-market deposits increased $216.7 million, or 11.7%, to $2.074 billion, and the average rate paid increased 236 basis points to 2.56%. The increase in in-market deposits was principally due to a $252.4 million and $179.3 million increase in interest bearing transaction accounts and certificates of deposits, respectively. This increase was partially offset by a $125.2 million and $89.7 million decrease in non-interest bearing deposit accounts and money market accounts, respectively.
Period-end wholesale funding increased $224.4 million to $790.8 million.
•Wholesale deposits increased $442.8 million to $455.1 million, as the Bank utilized more wholesale deposits in lieu of FHLB advances to build excess liquidity and to match-fund fixed rate assets. The average rate paid on brokered certificates of deposit increased 126 basis points to 4.24% and the weighted average original maturity decreased to 3.7 years from 4.8 years.
•FHLB advances decreased $218.4 million to $335.7 million. The average rate paid on FHLB advances increased 119 basis points to 2.67% and the weighted average original maturity increased to 5.2 years from 3.2 years.
Non-performing assets increased to $15.8 million, or 0.48% of total assets, compared to $5.7 million, or 0.21% of total assets.
The allowance for credit losses, including unfunded commitment reserves, increased $5.6 million to $29.7 million, compared to $24.1 million. The allowance for credit losses as a percent of total gross loans and leases was 1.11%, compared to the allowance for loan losses of 1.05% under the incurred loss model.

Share Repurchase Program Update
As previously announced, effective January 27, 2023, the Company’s Board of Directors authorized the repurchase by the Company of shares of its common stock with a maximum aggregate purchase price of $5.0 million, effective January 31, 2023 through January 31, 2024. As of June 30, 2023, the Company had repurchased a total of 65,112 shares for approximately $2.0 million at an average cost of $30.72 per share. The Company expects to continue its pause of the repurchase program, instead allocating capital to support continued exceptional balance sheet growth.

Investor Presentation
The Company has prepared investor presentation materials that management intends to use from time to time in discussions about the Company’s operations and performance. The presentation will be available for viewing in the Investor Relations section of the Company’s website at firstbusiness.bank and will also be furnished to the U.S. Securities and Exchange Commission on July 28, 2023.

Exhibit 99.1
About First Business Bank
First Business Bank specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:
•Adverse changes in the economy or business conditions, either nationally or in our markets including, without limitation, inflation, supply chain issues, labor shortages, or any future public health epidemics.
•Competitive pressures among depository and other financial institutions nationally and in the Company’s markets.
•Increases in defaults by borrowers and other delinquencies.
•Management’s ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.
•Fluctuations in interest rates and market prices.
•Changes in legislative or regulatory requirements applicable to the Company and its subsidiaries.
•Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.
•Fraud, including client and system failure or breaches of our network security, including the Company’s internet banking activities.
•Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
•Recent volatility in the banking sector may result in new legislation, regulations or policy changes that could subject the Corporation and the Bank to increased government regulation and supervision.
•The proportion of the Corporation’s deposit account balances that exceed FDIC insurance limits may expose the Bank to enhanced liquidity risk.
•The Corporation may be subject to increases in FDIC insurance assessments as a result of the recent bank failures.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Brian D. Spielmann
Chief Financial Officer
608-232-5977
bspielmann@firstbusiness.bank

Exhibit 99.1
SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Assets
Cash and cash equivalents	$112,809	$185,973	$102,682	$110,965	$95,484
Securities available-for-sale, at fair value	253,626	236,989	212,024	196,566	208,643
Securities held-to-maturity, at amortized cost	9,830	11,461	12,635	13,531	13,968
Loans held for sale	2,191	2,697	2,632	773	2,256
Loans and leases receivable	2,674,583	2,539,363	2,443,066	2,330,700	2,290,100
Allowance for credit losses	(28,115)	(26,140)	(24,230)	(24,143)	(24,104)
Loans and leases receivable, net	2,646,468	2,513,223	2,418,836	2,306,557	2,265,996
Premises and equipment, net	5,094	4,933	4,340	3,143	1,899
Repossessed assets	65	89	95	151	124
Right-of-use assets	7,049	7,355	7,690	5,424	5,772
Bank-owned life insurance	54,747	54,383	54,018	54,683	54,324
Federal Home Loan Bank stock, at cost	14,482	13,088	17,812	15,701	22,959
Goodwill and other intangible assets	12,073	12,160	12,159	12,218	12,262
Derivatives	70,440	54,612	68,581	73,718	44,461
Accrued interest receivable and other assets	76,864	67,448	63,107	57,372	48,868
Total assets	$3,265,738	$3,164,411	$2,976,611	$2,850,802	$2,777,016
Liabilities and Stockholders’ Equity
In-market deposits	$2,073,744	$2,054,752	$1,965,970	$1,929,224	$1,857,010
Wholesale deposits	455,108	422,088	202,236	158,321	12,321
Total deposits	2,528,852	2,476,840	2,168,206	2,087,545	1,869,331
Federal Home Loan Bank advances and other borrowings	370,113	341,859	456,808	420,297	596,642
Lease liabilities	9,499	9,822	10,175	6,827	7,207
Derivatives	61,147	49,012	61,419	66,162	40,357
Accrued interest payable and other liabilities	23,495	20,297	19,363	16,967	13,556
Total liabilities	2,993,106	2,897,830	2,715,971	2,597,798	2,527,093
Total stockholders’ equity	272,632	266,581	260,640	253,004	249,923
Total liabilities and stockholders’ equity	$3,265,738	$3,164,411	$2,976,611	$2,850,802	$2,777,016

Exhibit 99.1
STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Year Ended
(Dollars in thousands, except per share amounts)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Total interest income	$47,161	$42,064	$38,319	$31,786	$27,031	$89,226	$51,266
Total interest expense	19,414	15,359	10,867	5,902	3,371	34,773	6,179
Net interest income	27,747	26,705	27,452	25,884	23,660	54,453	45,087
Provision for credit losses	2,231	1,561	702	12	(3,727)	3,793	(4,582)
Net interest income after provision for credit losses	25,516	25,144	26,750	25,872	27,387	50,660	49,669
Private wealth management service fees	2,893	2,654	2,570	2,618	2,852	5,547	5,693
Gain on sale of SBA loans	444	476	269	732	951	920	1,537
Service charges on deposits	766	682	791	1,018	1,041	1,448	2,040
Loan fees	905	803	847	814	697	1,708	1,349
Loss on sale of securities	(45)	—	—	—	—	(45)	—
Swap fees	977	557	756	341	471	1,534	697
Other non-interest income	1,434	3,238	1,740	2,674	860	4,672	2,942
Total non-interest income	7,374	8,410	6,973	8,197	6,872	15,784	14,258
Compensation	15,129	15,908	15,267	14,817	14,020	31,037	27,658
Occupancy	603	631	669	566	568	1,234	1,123
Professional fees	1,240	1,343	1,210	1,203	1,298	2,583	2,468
Data processing	1,061	875	806	719	892	1,936	1,673
Marketing	779	628	641	543	670	1,407	1,170
Equipment	355	295	359	253	235	650	479
Computer software	1,197	1,183	1,089	1,128	1,117	2,379	2,199
FDIC insurance	580	394	203	230	296	974	610
Other non-interest expense	1,087	510	923	569	360	1,598	900
Total non-interest expense	22,031	21,767	21,167	20,028	19,456	43,798	38,280
Income before income tax expense	10,859	11,787	12,556	14,041	14,803	22,646	25,647
Income tax expense	2,522	2,808	2,400	3,215	3,599	5,330	5,771
Net income	$8,337	$8,979	$10,156	$10,826	$11,204	$17,316	$19,876
Preferred stock dividends	219	219	219	218	246	438	246
Net income available to common shareholders	$8,118	$8,760	$9,937	$10,608	$10,958	$16,878	$19,630
Per common share:
Basic earnings	$0.98	$1.05	$1.18	$1.25	$1.29	$2.02	$2.31
Diluted earnings	0.98	1.05	1.18	1.25	1.29	2.02	2.31
Dividends declared	0.2275	0.2275	0.1975	0.1975	0.1975	0.4550	0.395
Book value	31.34	30.65	29.74	28.58	28.08	31.34	28.08
Tangible book value	29.89	29.19	28.28	27.13	26.63	29.89	26.63
Weighted-average common shares outstanding(1)	8,061,841	8,148,525	8,180,531	8,230,902	8,225,838	8,140,831	8,245,317
Weighted-average diluted common shares outstanding(1)	8,061,841	8,148,525	8,180,531	8,230,902	8,225,838	8,140,831	8,245,317
(1)Excluding participating securities.

Exhibit 99.1
NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	June 30, 2023			March 31, 2023			June 30, 2022
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,546,487	$23,671	6.12%	$1,518,053	$21,717	5.72%	$1,472,075	$15,343	4.17%
Commercial and industrial loans(1)	987,534	20,020	8.11%	916,457	17,557	7.66%	749,826	9,886	5.27%
Consumer and other loans(1)	49,216	588	4.78%	46,690	540	4.63%	51,045	458	3.59%
Total loans and leases receivable(1)	2,583,237	44,279	6.86%	2,481,200	39,814	6.42%	2,272,946	25,687	4.52%
Mortgage-related securities(2)	192,564	1,421	2.95%	182,494	1,270	2.78%	176,747	804	1.82%
Other investment securities(3)	60,790	392	2.58%	55,722	320	2.30%	54,591	260	1.91%
FHLB stock	15,844	302	7.62%	17,125	327	7.64%	17,355	226	5.21%
Short-term investments	61,316	767	5.00%	28,546	333	4.67%	29,541	54	0.73%
Total interest-earning assets	2,913,751	47,161	6.47%	2,765,087	42,064	6.09%	2,551,180	27,031	4.24%
Non-interest-earning assets	213,483			219,513			165,527
Total assets	$3,127,234			$2,984,600			$2,716,707
Interest-bearing liabilities
Transaction accounts	$670,698	5,455	3.25%	$567,435	3,840	2.71%	$502,763	343	0.27%
Money market	633,817	4,617	2.91%	699,314	4,497	2.57%	767,433	509	0.27%
Certificates of deposit	295,785	2,946	3.98%	236,083	2,117	3.59%	73,560	114	0.62%
Wholesale deposits	332,387	3,523	4.24%	187,784	1,976	4.21%	12,350	92	2.98%
Total interest-bearing deposits	1,932,687	16,541	3.42%	1,690,616	12,430	2.94%	1,356,106	1,058	0.31%
FHLB advances	367,129	2,452	2.67%	398,109	2,461	2.47%	449,599	1,666	1.48%
Other borrowings	34,538	421	4.88%	36,794	468	5.09%	51,018	647	5.07%
Total interest-bearing liabilities	2,334,354	19,414	3.33%	2,125,519	15,359	2.89%	1,856,723	3,371	0.73%
Non-interest-bearing demand deposit accounts	435,556			497,770			557,086
Other non-interest-bearing liabilities	87,148			98,347			57,615
Total liabilities	2,857,058			2,721,636			2,471,424
Stockholders’ equity	270,176			262,964			245,283
Total liabilities and stockholders’ equity	$3,127,234			$2,984,600			$2,716,707
Net interest income		$27,747			$26,705			$23,660
Interest rate spread			3.15%			3.19%			3.51%
Net interest-earning assets	$579,397			$639,568			$694,457
Net interest margin			3.81%			3.86%			3.71%
(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)Represents annualized yields/rates.

Exhibit 99.1
NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Six Months Ended
(Dollars in thousands)	June 30, 2023			June 30, 2022
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,532,348	$45,389	5.92%	$1,466,017	$28,689	3.91%
Commercial and industrial loans(1)	952,192	37,577	7.89%	742,406	19,176	5.17%
Consumer and other loans(1)	47,960	1,128	4.70%	50,449	894	3.54%
Total loans and leases receivable(1)	2,532,500	84,094	6.64%	2,258,872	48,759	4.32%
Mortgage-related securities(2)	187,556	2,691	2.87%	180,832	1,564	1.73%
Other investment securities(3)	58,270	712	2.44%	52,584	475	1.81%
FHLB stock	16,481	629	7.63%	15,688	398	5.07%
Short-term investments	45,022	1,100	4.89%	30,321	70	0.46%
Total interest-earning assets	2,839,829	89,226	6.28%	2,538,297	51,266	4.04%
Non-interest-earning assets	216,482			153,316
Total assets	$3,056,311			$2,691,613
Interest-bearing liabilities
Transaction accounts	$619,352	9,295	3.00%	$517,923	597	0.23%
Money market	666,385	9,114	2.74%	775,808	848	0.22%
Certificates of deposit	266,099	5,064	3.81%	63,098	169	0.54%
Wholesale deposits	260,485	5,498	4.22%	14,282	210	2.94%
Total interest-bearing deposits	1,812,321	28,971	3.20%	1,371,111	1,824	0.27%
FHLB advances	382,533	4,913	2.57%	417,518	2,702	1.29%
Other borrowings	35,660	889	4.99%	45,694	1,149	5.03%
Junior subordinated notes(5)	—	—	—%	4,898	504	20.58%
Total interest-bearing liabilities	2,230,514	34,773	3.12%	1,839,221	6,179	0.67%
Non-interest-bearing demand deposit accounts	466,491			559,793
Other non-interest-bearing liabilities	92,716			50,117
Total liabilities	2,789,721			2,449,131
Stockholders’ equity	266,590			242,482
Total liabilities and stockholders’ equity	$3,056,311			$2,691,613
Net interest income		$54,453			$45,087
Interest rate spread			3.17%			3.37%
Net interest-earning assets	$609,315			$699,076
Net interest margin			3.83%			3.55%
(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)Represents annualized yields/rates.
(5)The calculation for the six months ended June 30, 2022, includes $248,000 in accelerated amortization of debt issuance costs.

Exhibit 99.1
ASSET AND LIABILITY BETA ANALYSIS

	For the Three Months Ended					For the Six Months Ended
(Unaudited)	June 30, 2023	March 31, 2023		June 30, 2022		June 30, 2023	June 30, 2022
	Average Yield/Rate (3)	Average Yield/Rate (3)	Increase (Decrease)	Average Yield/Rate (3)	Increase (Decrease)	Average Yield/Rate	Average Yield/Rate	Increase (Decrease)
Total loans and leases receivable (a)	6.86%	6.42%	0.44%	4.52%	2.34%	6.64%	4.32%	2.32%
Total interest-earning assets(b)	6.47%	6.09%	0.38%	4.24%	2.23%	6.28%	4.04%	2.24%
Adjusted total loans and leases receivable (1)(c)	6.71%	6.31%	0.40%	4.19%	2.52%	6.52%	4.04%	2.48%
Adjusted total interest-earning assets (1)(d)	6.35%	5.99%	0.36%	3.95%	2.40%	6.17%	3.79%	2.38%
Total in-market deposits(e)	2.56%	2.09%	0.47%	0.20%	2.36%	2.33%	0.17%	2.16%
Total bank funding(f)	2.78%	2.30%	0.48%	0.46%	2.32%	2.55%	0.39%	2.16%
Net interest margin(g)	3.81%	3.86%	(0.05)%	3.71%	0.10%	3.83%	3.55%	0.28%
Adjusted net interest margin(h)	3.63%	3.74%	(0.11)%	3.44%	0.19%	3.69%	3.33%	0.36%

Effective fed funds rate (2)(i)	4.99%	4.51%	0.48%	0.77%	4.22%	4.75%	0.45%	4.30%

Beta Calculations:
Total loans and leases receivable(a)/(i)			91.2%		55.4%			53.95%
Total interest-earning assets(b)/(i)			81.1%		53.0%			52.20%
Adjusted total loans and leases receivable (1)(c)/(i)			82.9%		59.7%			57.67%
Adjusted total interest-earning assets (1)(d)/(i)			73.9%		56.9%			55.39%
Total in-market deposits(e/i)			97.9%		55.9%			50.23%
Total bank funding(f)/(i)			98.9%		55.0%			50.23%
Net interest margin(g/i)			(10.4)%		2.4%			6.51%
Adjusted net interest margin(h/i)			(22.9)%		4.5%			8.37%
(1)Excluding fees in lieu of interest.
(2)Board of Governors of the Federal Reserve System (US), Effective Federal Funds Rate [DFF]. Retrieved from FRED, Federal Reserve Bank of St. Louis. Represents average daily rate.
(3)Represents annualized yields/rates.

PROVISION FOR CREDIT LOSS COMPOSITION

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Change due to qualitative factor changes	$(50)	$9	$85	$132	$(185)	$(41)	$(601)
Change due to quantitative factor changes	(295)	474	(930)	(940)	64	179	(142)
Charge-offs	329	166	818	54	85	495	107
Recoveries	(245)	(107)	(203)	(81)	(4,247)	(351)	(4,457)
Change in reserves on individually evaluated loans, net	1,093	(36)	(50)	447	29	1,057	(251)
Change due to loan growth, net	1,227	979	982	400	527	2,206	762
Change in unfunded commitment reserves	172	76	—	—	—	248	—
Total provision for credit losses	$2,231	$1,561	$702	$12	$(3,727)	$3,793	$(4,582)

Exhibit 99.1
PERFORMANCE RATIOS

	For the Three Months Ended					For the Six Months Ended
(Unaudited)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Return on average assets (annualized)	1.04%	1.17%	1.39%	1.54%	1.61%	1.10%	1.46%
Return on average common equity (annualized)	12.58%	13.96%	16.26%	17.44%	18.79%	13.26%	16.74%
Efficiency ratio	61.68%	62.02%	61.45%	58.46%	64.47%	61.85%	65.00%
Interest rate spread	3.15%	3.19%	3.56%	3.65%	3.51%	3.17%	3.37%
Net interest margin	3.81%	3.86%	4.15%	4.01%	3.71%	3.83%	3.55%
Average interest-earning assets to average interest-bearing liabilities	124.82%	130.09%	135.90%	138.98%	137.40%	127.32%	138.01%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Non-accrual loans and leases	$15,721	$3,412	$3,659	$3,645	$5,585
Repossessed assets	65	89	95	151	124
Total non-performing assets	15,786	3,501	3,754	3,796	5,709

Non-accrual loans and leases as a percent of total gross loans and leases	0.59%	0.13%	0.15%	0.16%	0.24%
Non-performing assets as a percent of total gross loans and leases plus repossessed assets	0.59%	0.14%	0.15%	0.16%	0.25%
Non-performing assets as a percent of total assets	0.48%	0.11%	0.13%	0.13%	0.21%
Allowance for credit losses as a percent of total gross loans and leases	1.11%	1.08%	0.99%	1.04%	1.05%
Allowance for credit losses as a percent of non-accrual loans and leases	188.90%	807.44%	662.20%	662.36%	431.58%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Charge-offs	$329	$166	$818	$54	$85	$495	$107
Recoveries	(245)	(107)	(203)	(81)	(4,247)	(351)	(4,457)
Net charge-offs (recoveries)	$84	$59	$615	$(27)	$(4,162)	$144	$(4,350)
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.01%	0.01%	0.10%	—%	(0.73)%	0.01%	(0.39)%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total capital to risk-weighted assets	10.70%	11.04%	11.26%	11.66%	11.56%
Tier I capital to risk-weighted assets	8.70%	9.01%	9.20%	9.48%	9.34%
Common equity tier I capital to risk-weighted assets	8.32%	8.61%	8.79%	9.04%	8.90%
Tier I capital to adjusted assets	8.80%	9.00%	9.17%	9.34%	9.19%
Tangible common equity to tangible assets	7.64%	7.69%	7.98%	8.06%	8.16%

Exhibit 99.1
LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Commercial real estate:
Commercial real estate - owner occupied (1)	$244,039	$233,725	$268,354	$265,989	$258,375
Commercial real estate - non-owner occupied (1)	715,309	675,087	687,091	657,975	651,920
Construction (1)	217,069	212,916	218,751	211,509	246,458
Multi-family (1)	392,297	384,043	350,026	332,782	314,392
1-4 family (1)	23,063	23,404	17,728	16,678	17,335
Total commercial real estate	1,591,777	1,529,175	1,541,950	1,484,933	1,488,480
Commercial and industrial (1)	1,036,921	963,328	853,327	800,092	755,081
Consumer and other (1)	45,743	46,773	47,938	46,123	47,519
Total gross loans and leases receivable	2,674,441	2,539,276	2,443,215	2,331,148	2,291,080
Less:
Allowance for credit losses	28,115	26,140	24,230	24,143	24,104
Deferred loan fees	(142)	(87)	149	448	980
Loans and leases receivable, net	$2,646,468	$2,513,223	$2,418,836	$2,306,557	$2,265,996
(1)     On January 1, 2023, the Bank adopted ASU 2016-03 Financial Instruments - Credit losses (“ASC 326”). The Bank adopted ASC 326 using the modified retrospective method which does not require restatement of prior periods. The balances as of March 31, 2023 reflect a reclassification of $43 million to commercial and industrial from commercial real estate, and $7 million from consumer and other to commercial real estate.

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Non-interest-bearing transaction accounts	$419,294	$471,904	$537,107	$564,141	$544,507
Interest-bearing transaction accounts	719,198	612,500	576,601	461,883	466,785
Money market accounts	641,969	662,157	698,505	742,545	731,718
Certificates of deposit	293,283	308,191	153,757	160,655	114,000
Wholesale deposits	455,108	422,088	202,236	158,321	12,321
Total deposits	$2,528,852	$2,476,840	$2,168,206	$2,087,545	$1,869,331

Uninsured deposits	867,397	974,242	967,465	1,007,935	935,101
Less: uninsured deposits collateralized by pledged assets	37,670	32,468	14,326	34,264	34,199
Total uninsured, net of collateralized deposits	829,727	941,774	953,139	973,671	900,902
% of total deposits	32.8%	38.0%	44.0%	46.6%	48.2%

Exhibit 99.1
SOURCES OF LIQUIDITY

(Unaudited)	As of
(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Short-term investments	$80,510	$159,859	$76,871	$86,707	$56,233
Collateral value of unencumbered pledged loans	265,884	296,393	184,415	289,513	174,315
Market value of unencumbered securities	217,074	200,332	188,353	173,013	182,429
Readily available liquidity	563,468	656,584	449,639	549,233	412,977

Fed fund lines	45,000	45,000	45,000	45,000	45,000
Excess brokered CD capacity(1)	1,017,590	1,027,869	1,162,241	1,100,369	1,112,386
Total liquidity	$1,626,058	$1,729,453	$1,656,880	$1,694,602	$1,570,363
Total uninsured, net of collateralized deposits	829,727	941,774	953,139	973,671	900,902
(1)Bank internal policy limits brokered CDs to 50% of total bank funding when combined with FHLB advances.

PRIVATE WEALTH OFF-BALANCE SHEET COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Trust assets under management	$2,707,390	$2,615,670	$2,483,811	$2,332,448	$2,386,637
Trust assets under administration	199,729	188,458	176,225	160,171	167,095
Total trust assets	$2,907,119	$2,804,128	$2,660,036	$2,492,619	$2,553,732

Exhibit 99.1
NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Common stockholders’ equity	$260,640	$254,589	$248,648	$241,012	$237,931
Less: Goodwill and other intangible assets	(12,073)	(12,160)	(12,159)	(12,218)	(12,262)
Tangible common equity	$248,567	$242,429	$236,489	$228,794	$225,669
Common shares outstanding	8,315,465	8,306,270	8,362,085	8,432,048	8,474,699
Book value per share	$31.34	$30.65	$29.74	$28.58	$28.08
Tangible book value per share	29.89	29.19	28.28	27.13	26.63

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets” (“TCE”) is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. Adjusted TCE ratio is defined as TCE adjusted for net fair value adjustments of financial assets and liabilities. For more information on fair value adjustments please refer to Note 19 - Fair Value Disclosures in the annual report on Form 10-K for the year ended December 31, 2022. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Common stockholders’ equity	$260,640	$254,589	$248,648	$241,012	$237,931
Less: Goodwill and other intangible assets	(12,073)	(12,160)	(12,159)	(12,218)	(12,262)
Tangible common equity (a)	$248,567	$242,429	$236,489	$228,794	$225,669
Total assets	$3,265,738	$3,164,411	$2,976,611	$2,850,802	$2,777,016
Less: Goodwill and other intangible assets	(12,073)	(12,160)	(12,159)	(12,218)	(12,262)
Tangible assets (b)	$3,253,665	$3,152,251	$2,964,452	$2,838,584	$2,764,754
Tangible common equity to tangible assets	7.64%	7.69%	7.98%	8.06%	8.16%

Fair Value Adjustments:
Financial assets - MTM (c)	$(43,403)	$(24,764)	$(24,302)	$(7,650)	$(7,206)
Financial liabilities - MTM (d)	$21,916	$17,334	$17,328	$11,230	$9,474
Net MTM, after-tax e = (c-d)*(1-21%)	$(16,975)	$(5,870)	$(5,509)	$2,828	$1,792

Adjusted tangible equity f = (a-e)	$231,592	$236,559	$230,980	$231,622	$227,461
Adjusted tangible assets g = (b-c)	$3,210,262	$3,127,487	$2,940,150	$2,830,934	$2,757,548
Adjusted TCE ratio (f/g)	7.21%	7.56%	7.86%	8.18%	8.25%

Exhibit 99.1
EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on repossessed assets, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expe-1nse. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Total non-interest expense	$22,031	$21,767	$21,167	$20,028	$19,456	$43,798	$38,280
Less:
Net loss on repossessed assets	(2)	6	22	7	8	4	20
SBA recourse provision (benefit)	341	(18)	(322)	96	114	323	38
Contribution to First Business Charitable Foundation	—	—	809	—	—	—	—
Tax credit investment impairment recovery	—	—	—	—	(351)	—	(351)
Total operating expense (a)	$21,692	$21,779	$20,658	$19,925	$19,685	$43,471	$38,573
Net interest income	$27,747	$26,705	$27,452	$25,884	$23,660	$54,453	$45,087
Total non-interest income	7,374	8,410	6,973	8,197	6,872	15,784	14,258
Less:
Bank-owned life insurance claim	—	—	809	—	—	—	—
Net loss on sale of securities	(45)	—	—	—	—	(45)	—
Adjusted non-interest income	7,419	8,410	6,164	8,197	6,872	15,829	14,258
Total operating revenue (b)	$35,166	$35,115	$33,616	$34,081	$30,532	$70,282	$59,345
Efficiency ratio	61.68%	62.02%	61.45%	58.46%	64.47%	61.85%	65.00%

Pre-tax, pre-provision adjusted earnings (b - a)	$13,474	$13,336	$12,958	$14,156	$10,847	$26,811	$20,772
Average total assets	$3,127,234	$2,984,600	$2,867,475	$2,758,961	$2,716,707	$3,056,311	$2,691,613
Pre-tax, pre-provision adjusted return on average assets	1.72%	1.79%	1.81%	2.05%	1.60%	1.75%	1.54%

Exhibit 99.1
ADJUSTED NET INTEREST MARGIN
“Adjusted Net Interest Margin” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core client-facing loan and deposit rate changes by removing the volatility that is associated with these recurring but volatile components. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Interest income	$47,161	$42,064	$38,319	$31,786	$27,031	$89,226	$51,266
Interest expense	19,414	15,359	10,867	5,902	3,371	34,773	6,179
Net interest income (a)	27,747	26,705	27,452	25,884	23,660	54,453	45,087
Less:
Fees in lieu of interest	936	651	1,318	807	1,865	1,587	3,158
FRB interest income and FHLB dividend income	1,064	656	613	445	279	1,720	467
Adjusted net interest income (b)	$25,747	$25,398	$25,521	$24,632	$21,516	$51,146	$41,462
Average interest-earning assets (c)	$2,913,751	$2,765,087	$2,649,149	$2,582,945	$2,551,180	$2,839,829	$2,538,297
Less:
Average FRB cash and FHLB stock	76,678	45,150	50,522	45,351	46,334	61,001	45,461
Average non-accrual loans and leases	3,781	3,536	3,591	4,416	5,429	3,659	5,810
Adjusted average interest-earning assets (d)	$2,833,292	$2,716,401	$2,595,036	$2,533,178	$2,499,417	$2,775,169	$2,487,026
Net interest margin (a / c)	3.81%	3.86%	4.15%	4.01%	3.71%	3.83%	3.55%
Adjusted net interest margin (b / d)	3.63%	3.74%	3.93%	3.89%	3.44%	3.69%	3.33%